EX-10.62       Amendment to Stock Option Agreement between
               Robert W. Morey, Jr. and the Registrant for options to purchase 150,000 shares of common stock.

         NON-INCENTIVE STOCK OPTION AGREEMENT


To:  ROBERT W. MOREY, JR.

          We are pleased to notify you that by the determination of the Compensation Committee (the "Committee") the non-incentive stock option to purchase 150,000 shares of the Common Stock, $.01 par value per share ("Common Stock") of The WellCare Management Group, Inc. (the "Company") at a price of $15.00 per share granted to you on the 23rd day of December, 1996 under the Company's 1996 Non-Incentive Executive Stock Option Plan (the "Plan") has been amended and restated by the Committee on the 31st day of December 1997 on the terms set forth below. The exercise price of the option has been changed to $6.25 per share. All capitalized terms not herein defined shall have the meanings set forth in the Plan, unless the context requires a different meaning.

          1.   PURPOSE OF OPTION.

          The purpose of this Plan is to acknowledge exceptional services to the Company by senior executives and to provide an added incentive for such senior executives to continue to provide such services and to promote the best interests of the Company.

          2.   ACCEPTANCE OF OPTION AGREEMENT.

          Your execution of this non-incentive stock option agreement will indicate your acceptance of and your willingness to be bound by its terms; it imposes no obligation upon you to purchase any of the shares purchasable hereunder. Your obligation to purchase shares will arise only upon your exercise of this option in the manner set forth in Section 3 hereof.

          3.   WHEN OPTION MAY BE EXERCISED.

          If this option has not terminated, lapsed or expired pursuant to Section 6 hereof, this option shall be exercisable as follows:

          (a) On the date hereof, up to 33% of the total number of shares subject to this option shall be exercisable;

          (b) on December 31, 1998, up to 66% of the total number of shares subject to this option shall be exercisable;

          (c) on December 31, 1999, up to 100% of the total number of shares subject to this option shall be exercisable;

          (d) upon your death or "Disability," the entire option shall be exercisable; and

          (e) upon a Change in Control, the entire option shall be exercisable.

For purposes hereof, "Disability" shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. Similarly, for purposes hereof, a "Change of Control" of the Company shall mean such time as:

            (i)    Any Person or "group" (within the meaning   of
            Section 13(d)(3) of the Securities Exchange Act of
            1934, as amended (the "EXCHANGE ACT"), other than the Principal Shareholders or The 1818 Fund II, L.P., is or becomes the beneficial owner, directly or indirectly, of outstanding shares of capital stock of the Company, entitling such Person or Persons to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent, of shareholders of the Company (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Securities Exchange Commission under the Exchange Act);

            (ii) A majority of the Board shall consist of Persons other than Continuing Directors. The term
            "CONTINUING DIRECTOR" shall mean any member of the Board on the Effective Date and any other member of the Board who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board;

            (iii) The shareholders of the Company shall have approved a recapitalization, reorganization, merger, consolidation or similar transaction, in each case, with respect to which all or substantially all the Persons who were the respective beneficial owners of the outstanding shares of capital stock of the Company immediately prior to such recapitalization, reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of capital stock of the Company resulting from such recapitalization, reorganization, merger, consolidation or similar transaction;

            (iv) The shareholders of the Company shall have approved of the sale or other disposition of all or substantially all the assets of the Company in one transaction or in a series of related transactions;

            (v) Immediately after any merger, consolidation, recapitalization or similar transaction, the Principal Shareholders (A) shall have increased the aggregate percentage of the outstanding shares of capital stock of the Company they beneficially own, directly or indirectly, by 10% of such outstanding shares of capital stock or more (or if the entity surviving such transaction is a corporation, the Principal Shareholders' ownership in the new entity shall have increased by 10% or more of their aggregate percentage of ownership of the Company immediately prior to the transaction) and (B) shall be the beneficial owners directly or indirectly, of outstanding shares of stock of the Company (or any Person surviving such transaction) entitling them collectively to exercise
            50% or more of the total voting power of shares of capital stock of the Company (or the surviving Person in such transaction) and, in anticipation of, in connection with or as a result of, such transaction, the Company (or such surviving Person) shall have incurred or issued additional Indebtedness such that the total Indebtedness so incurred or issued equal at least 50% of the consideration payable in such transaction; PROVIDED, HOWEVER, that any such transaction shall not be considered a Change of Control if the holders of Notes shall have participated therein on no less than a PARI PASSU basis (assuming conversion of all such holders' Notes into Conversion Shares) with the Principal Shareholders;

            (vi) The shareholders of the Company approve any transaction (or if no such approval is required, upon the occurrence of any transaction) the result of which is that the Common Stock shall no longer be required to be registered under Section 12 of the Exchange Act and that the holders of shares of Common Stock do not receive common stock of the Person surviving such transaction that is required to be registered under
            Section 12 of the Exchange Act; or

            (vii)  The Company ceases to be the beneficial
            owner, directly or indirectly, of the outstanding shares of capital stock of WellCare of New York, Inc., entitling the Company to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent of the shareholders of WellCare of New York, Inc.

          For purposes of this Agreement (a) "CONVERSION SHARES" shall mean the Common Stock issued or issuable upon the conversion of the Notes; (b) "INDEBTEDNESS" shall mean as to any Person (i) all obligations of such Person for borrowed money (including without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' accept-ances, whether or not matured), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all obliga-tions to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps and similar agreements under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases,
(vii) all indebtedness secured by any lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (viii) any contingent obligation of the foregoing; (c) "NOTES" shall mean the 6.0% Subordinated Convertible Notes due December 31, 2002 of the Company; (d) "PERSON" shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature; and (e) "PRINCIPAL SHAREHOLDERS" shall mean Edward A. Ullmann and Robert W. Morey.


          4.        HOW OPTION MAY BE EXERCISED.

          This option is exercisable by a written notice signed by you and delivered to the Company at its executive offices signifying your election to exercise this option. The notice must state the number of shares of Common Stock being purchased, must contain a statement by you (in a form acceptable to the Company) that such shares are being acquired by you for investment and not with a view to their distribution or resale (unless a registration statement covering the shares purchasable has been declared effective by the Securities and Exchange Commission) and must be accompanied by payment as set forth in Section 5 hereof for the full purchase price of the shares being purchased, plus such amount, if any, as is required for withholding taxes. Notwithstanding anything herein to the contrary, this option may not be exercised for less than fifty thousand shares at any one time (or the remaining shares then purchasable if less than fifty thousand).

          If notice of the exercise of this option is given by a person or persons other than you, the Company may require, as a condition to the exercise of this option, the submission to the Company of appropriate proof of the right of such person or persons to exercise this option.

          Certificates for shares of the Common Stock so purchased will be issued as soon as practicable. The Company, however, shall not be required to issue or deliver a certificate for any shares until it has complied with all requirements of the Securities Act of 1933, the Exchange Act, The Nasdaq National Market or any stock exchange on which the Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares thereon. Further, in the event a registration statement relating to the shares of Common Stock purchasable upon exercise of this option has been declared effective by the Securities and Exchange Commission, you agree by accepting this option to refrain from selling or offering to sell any of the shares of Common Stock purchasable hereunder for such reasonable period of time after the effective date of a registration statement relating to an underwritten offering of securities of the Company as may be requested by the managing underwriter of such underwritten offering and approved by the Company's Board of Directors.

          Until the issuance of the certificate for such shares, you or such other person as may be entitled to exercise this option, shall have none of the rights of a shareholder with respect to the shares purchasable upon exercise of this option.

          5.      PAYMENT OF OPTIONS.

          Payment for the shares of Common Stock may be made (i) in cash or by check payable to the order of the Company, (ii) by surrender of shares of Common Stock having a Fair Market Value equal to the exercise price of this option; or (iii) by any combination of the foregoing where approved by the Committee in its sole discretion; PROVIDED, HOWEVER, in the event of payment for the shares of Common Stock by method (ii) above, the shares of Common Stock so surrendered, if originally issued to you upon exercise of an option granted by the Company, must have been held by you for more than six months.

          6. TERM AND TERMINATION OF OPTIONS.

          This option expires on December 22, 2001 at 5 p.m., New York time, whether or not it has been duly exercised.

          Notwithstanding anything herein to the contrary, this option shall immediately terminate, lapse and expire upon the occurrence of any of the following: (i) your refusal, prior to December 31, 1999, to act at the Company's request as Chief Executive Officer of the Company; (ii) your refusal, prior to December 31, 2001, to act at the Company's request as a director of the Company; (iii) your removal as Chief Executive Officer by the Company With Cause (as defined below) or (iv) your removal as a director by the Company "for cause" pursuant to the procedures set forth in the Company's charter. For purposes of this Section 6, the term "With Cause" shall mean (a) your willful failure to perform your reasonable responsibilities and duties attendant to your position with the Company or (b) your indictment for any felony.

          If you cease being either Chief Executive Officer or a director of the Company other than by reason of (i) through (iv) above, including without limitation by reason of your death or Disability, this option shall continue in full force and effect until its expiration on December 22, 2001.

          7.                  SUBJECT TO TERMS OF THE PLAN.

          This non-incentive stock option agreement shall be subject in all respects to the terms and conditions of the Plan. In the event of any question or controversy relating to the terms of the Plan, the decision of the Committee shall be conclusive.

          8.                  TAX STATUS; EXCISE TAXES.

          This option does not qualify as an "incentive stock option" under the provisions of Section 422 of the Code and the income tax implications of your receipt of a non-incentive stock option and your exercise of such an option should be discussed with your tax counsel.

          In addition, if following a Change in Control, any payment made hereunder alone or in conjunction with any other payments made or estimated to be made by the Company or any of its subsidiaries would cause you to be liable for the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Internal Revenue Code, you shall be solely responsible for the payment of such excise tax and may not seek reimbursement therefor from the Company.

          You shall not, however, be liable in any way to reimburse the Company for any loss it may suffer if following a Change in Control, any payment made hereunder alone or in conjunction with any other payments made or estimated to be made by the Company or any of its subsidiaries would not be deductibility by the Company for federal income tax purposes solely by reason of Internal Revenue Code Section 280G.


                    Sincerely yours,
                    THE WELLCARE MANAGEMENT GROUP, INC.


                    By: /s/ Joseph Papa

                    Name: Joseph Papa
                    Title: President/CEO



AGREED TO AND ACCEPTED:



/s/ Robert W. Morey, Jr.
Robert W. Morey, Jr.
Signature of Optionholder